Exhibit 10.14

CONFORMED COPY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of January 16, 2009 by and between ROSETTA STONE LTD., a Virginia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.                       LINE OF CREDIT.

(a)                        Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time, not to exceed at any time the aggregate principal amount of TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00) (“Line of Credit”), the proceeds of which shall be used to repay existing indebtedness of Borrower and for working capital and general business purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a Revolving Line of Credit Note dated of even date herewith (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)                       Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.                       INTEREST/FEES.

(a)                        Interest.  The outstanding principal balance of the Line of Credit shall bear interest at a rate per annum of two and one-half percent (2.50%) above the Daily One Month LIBOR in effect from time to time.

(b)                       Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)                        Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one-quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears.

SECTION 1.3.                       COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank the security interest in all Borrower’s Collateral as defined in and as more particularly described in that certain Security Agreement dated of even date herewith, as the same may have been modified or amended from time to time (“Security Agreement”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of-pocket charges, costs and expenses (to include reasonable fees paid to third parties and exclude all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.4.                       GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank under the Loan Documents (as hereinafter defined) shall be guaranteed jointly and severally by each of Rosetta Stone Inc., a Delaware corporation, and Rosetta Stone Holdings Inc., a Delaware corporation (individually and collectively, whether one or more in number, the “Guarantor” or “Guarantors”) as evidenced by and subject to the terms of guaranty agreements in form and substance reasonably satisfactory to Bank, as the same may have been modified or amended from time to time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.                       LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the Commonwealth of Virginia, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all other jurisdictions in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.                       AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to enforceability.

SECTION 2.3.                       NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any material contract, obligation, indenture or other material instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.                       LITIGATION.  As of the date hereof, there are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing on Schedule 2.4 attached hereto.

SECTION 2.5.                       CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 31, 2007 and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower as of the date of such financial statements, (b) disclose all liabilities of Borrower as of the date of such financial statements that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by the Loan Documents or Bank in writing.

SECTION 2.6.                       INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.                       NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.                       PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.                       ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                 OTHER OBLIGATIONS.  As of the date hereof, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.                 ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof in Schedule 2.11 attached hereto, as of the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.                       CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)                        Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

(b)                       Documentation.  Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(i)                          This Agreement and each promissory note or other instrument or document required hereby, including, without limitation, the Line of Credit Note and Security Agreement;

(ii)                       A Certificate of Incumbency;

(iii)                    Corporate borrowing resolutions; and

(ii)                       Such other documents as Bank may require under any other Section of this Agreement.

(c)                        Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower or any Guarantor hereunder, nor any material decline, as reasonably determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Guarantor.

(d)                       Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)                        Budget.  Borrower shall have delivered to Bank Borrower’s budget for the 2009 fiscal year.

(f)                          Due Diligence.  Bank shall have received all due diligence, as requested by Bank, and all such diligence matters shall have been deemed satisfactory in form and detail to Bank in its sole discretion.

SECTION 3.2.                       CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)                        Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except for representations and warranties that specifically relate to a prior date, in which case, such representation or warranty shall be true as of such prior date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)                       Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall and, as applicable, the Guarantors shall, unless Bank otherwise consents in writing:

SECTION 4.1.                       PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.                       ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.                       FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a)                        not later than 120 days after and as of the end of each fiscal year, a financial statement of Rosetta Stone Inc., a Delaware corporation (the “Parent”), prepared by Borrower or Parent and in accordance with generally accepted accounting principles consistently applied, to include all annual audited consolidated balance sheets and audited consolidated statements of income, retained earnings, and cash flow, with an unqualified opinion from a recognized independent accounting firm (with respect to such audited statements), together with calculations confirming compliance with all financial covenants;

(b)                       not later than 45 days after and as of the end of each of the first three fiscal quarters of each fiscal year of Parent, a financial statement of Parent, prepared by Borrower or Parent and in accordance with generally accepted accounting principles consistently applied, to include all quarterly consolidated and consolidating balance sheets and consolidated and consolidating statements of income, together with calculations confirming compliance with all financial covenants;

(c)                        contemporaneously with each annual and quarterly financial statements required hereby, a certificate of senior financial officers of Parent and Borrower that said financial statements are accurate, that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, which certificate shall include, without limitation, such calculations and supporting documentation as Bank may request confirming compliance with the requirements of Sections 4.9, 5.2, 5.3, 5.4 and 5.5 hereof;

(d)                       from time to time such other information as Bank may reasonably request.

SECTION 4.4.                       COMPLIANCE.  Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.                       INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.                       FACILITIES.  Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.                       TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.                       LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower with a claim in excess of $100,000 per claim or $250,000 in the aggregate.

SECTION 4.9.                       FINANCIAL CONDITION.  Maintain or cause to be maintained financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)        Net Operating Income of Parent after taxes not less than $1.00 on a quarterly basis, determined as of each quarter year end.  As used herein, the term “Net Operating Income” shall mean gross profit, minus (i) total operating expenses, including any charge for product returns above reserved limits or from any write down of inventory not already included in total operating expenses, and minus (ii) non-cash, stock compensation expenses, with all of the foregoing calculated on a consolidated basis.

(b)       At all times, Minimum Liquidity of Borrower which is not less than the greater of (i) Eight Million and No/100 Dollars ($8,000,000.00), or (ii) an amount equal to the Indebtedness of Borrower (the “Minimum Liquidity Requirement”).  As used herein, (A) the term “Minimum Liquidity” shall mean unencumbered domestic cash and cash equivalents, plus the fair market value (as determined by the Bank in its reasonable discretion) of all marketable securities, with all of the foregoing calculated on a consolidated basis, and (B) the term “Indebtedness” shall mean the sum of (1) the then-outstanding balances of all obligations, liabilities and indebtedness owed to the Bank or to any other party for borrowed money, (2) the face amount of all letters of credit issued on the account of Borrower, except for letters of credit which are fully secured by cash or cash equivalents, (3) all obligations or liabilities created or arising under any capital lease, and (4) obligations which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other party or assure or in effect assure the holder of any such obligations against loss in respect thereof.

SECTION 4.10.      NOTICE TO BANK.  Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00.

SECTION 4.11.      DEPOSITORY ACCOUNT.  Borrower shall maintain with Bank, and Borrower hereby grants to Bank a security interest in, an operating deposit account to be held by Bank.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations subject hereto, Borrower will not and, as appropriate, Parent will not without Bank’s prior written consent:

SECTION 5.1.        USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.        OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower or Parent existing as of, and disclosed to Bank in writing on Schedule 5.2 attached hereto prior to, the date hereof, (c) indebtedness of Borrower owing to Parent or any of its subsidiaries, (d) indebtedness of any subsidiary of Parent owing to Parent, and (e) other indebtedness of Borrower or Parent in a combined, aggregate principal amount not to exceed the Applicable Threshold (as such term is defined on Exhibit A attached hereto and made a part hereof) at any time outstanding.

SECTION 5.3.        MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s or Parent’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity in an aggregate amount in excess of, over the life of the Line of Credit, the Applicable Threshold (as such term is defined on Exhibit A attached hereto and made a part hereof); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or Parent’s assets except in the ordinary course of its business.

SECTION 5.4.        GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations for borrowed money of any other person or entity, except (a) any of the foregoing in favor of Bank, and (b) any of the foregoing in an aggregate principal amount of liability not to exceed the Applicable Threshold (as such term is defined on Exhibit A attached hereto and made a part hereof) at any time outstanding.

SECTION 5.5.        LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank in writing on Schedule 5.5 attached hereto prior to, the date hereof, (b) any loans or advances to or investments in Parent or any subsidiary of Parent by Borrower, (c) any loans or advances to or investments in any subsidiary of Parent by Parent, and (d) any other such loans, advances or investments by Borrower or Parent in a combined, aggregate principal amount not to exceed the Applicable Threshold (as such term is defined on Exhibit A attached hereto and made a part hereof) at any time outstanding.

SECTION 5.6.        DIVIDENDS, DISTRIBUTIONS.  Declare or pay (a) any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding; provided however, that Borrower may pay cash dividends or distributions to its shareholders in any year to cover its shareholders’ federal and state income tax liability for the immediately preceding year arising as a direct result of Borrower’s reported income for said year, but not to exceed the minimum amount so required, and Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid, (b) any dividend or distribution either in cash, stock or any other property on the stock of Rosetta Stone Holdings, Inc., a Delaware corporation (“Holdings”) now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Holdings’ stock now or hereafter outstanding; provided however, that Holdings may pay cash dividends or distributions to its shareholders in any year to cover its shareholders’ federal and state income tax liability for the immediately preceding year arising as a direct result of Holdings’ reported income for said year, but not to exceed the minimum amount so required, and Borrower or Holdings shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid, and (c) any dividend or distribution either in cash, stock or any other property on Parent’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Parent’s stock now or hereafter outstanding, provided, however, that the conversion of preferred stock of Parent to common stock of Parent in connection with any initial public offering shall be permitted.

SECTION 5.7.        PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or Parent’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank, (b) any of the foregoing which is existing as of, and disclosed to Bank in writing on Schedule 5.7 attached hereto prior to, the date hereof, and (c) Permitted Liens (as defined in the Security Agreement).

SECTION 5.8.        CHANGE OF CONTROL.  Permit (a) any change in ownership of the Borrower, (b) any change in ownership of Rosetta Stone Holdings, Inc., a Delaware corporation, or (c) any change in ownership of an aggregate of thirty-five percent (35%) or more of the common stock of Parent, excluding any initial public offerings of the common stock of Parent and any subsequent offerings of common stock occurring after such initial public offering by either of Norwest Equity Partners or ABS Capital Partners.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.        The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)        Borrower shall fail to pay any principal, interest, fees or other amounts payable under any of the Loan Documents within three (3) days of the due date for such payment.

(b)        Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)        Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which the Bank deems capable of cure in its sole discretion, such default shall continue for a period of thirty (30) days from its occurrence.

(d)        Any one or more defaults in the payment or performance of any one or more obligations for borrowed money, or any one or more defined events of default, under the terms of any contract or instrument (other than any of the Loan Documents) governing any one or more obligations for borrowed money pursuant to which Borrower or any Guarantor (with each such entity referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any third person or entity, including Bank, in an aggregate amount in excess of $1,000,000.

(e)        The filing of one or more notices of judgment liens against Borrower or any Third Party Obligor in an aggregate amount in excess of $1,000,000; or the recording of any one or more abstracts of judgment in an aggregate amount in excess of $1,000,000 against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of one or more notices of levy and/or of writs of attachment or execution, or other like processes, against the assets of Borrower or any Third Party Obligor in an aggregate amount in excess of $1,000,000; or the entry of one or more judgments against Borrower or any Third Party Obligor in an aggregate amount in excess of $1,000,000.

(f)         Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)        There shall exist or occur any event or condition which Bank in good faith believes to be an adverse change in, or an adverse effect on, the business, operations, financial condition, assets or liabilities of Borrower which materially and negatively impacts the ability of Borrower to perform any of its obligations under any of the Loan Documents.

(h)        The dissolution or liquidation of Borrower or any Third Party Obligor; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i)         Any change in control described in Section 5.8 above.

SECTION 6.2.        REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.        NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.        NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Rosetta Stone Ltd.
135 W Market Street
Harrisonburg, Virginia 22801
Attention: Mike Rodihan

BANK:	Wells Fargo Bank, National Association
1001 Haxall Point, Suite 706
Richmond, Virginia 23219
Attention: Todd Eagle

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.        COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and exclude all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.        SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents upon prior written notice to Borrower (provided, however, that such shall not be required following an Event of Default).  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor hereunder or the business of such Guarantor, or any collateral required hereunder, so long as any party receiving such documentation or information has executed a written confidentiality agreement in advance of receipt.

SECTION 7.5.        ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.        NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.        TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.        SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.      GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

SECTION 7.11.      BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.12.      GUARANTOR JOINDER.  Each Guarantor joins in the execution of this Agreement as evidence of its knowledge of the provisions hereof and its consent to the terms, provisions and undertakings herein.

SECTION 7.13.      ARBITRATION.

(a)        Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)        Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Virginia selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)        No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)        Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the Commonwealth of Virginia or a neutral retired judge of the state or federal judiciary of Virginia, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Virginia and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Virginia Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)        Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)         Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)        Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)        Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[SIGNATURE PAGES FOLLOW]

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:

ROSETTA STONE LTD.,

a Virginia corporation

By:	/s/ Brian D. Helman (SEAL)
Name:	Brian D. Helman
Title:	Chief Financial Officer

Each Guarantor joins in the execution of this Agreement as evidence of its knowledge of the provisions hereof and its consent to the terms, provisions and undertakings herein.

GUARANTORS:

ROSETTA STONE INC.,

a Virginia corporation

By:	/s/ Brian D. Helman (SEAL)
Name:	Brian D. Helman
Title:	Chief Financial Officer

ROSETTA STONE HOLDINGS INC.,

a Virginia corporation

By:	/s/ Brian D. Helman (SEAL)
Name:	Brian D. Helman
Title:	Chief Financial Officer

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BANK:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By:	(SEAL)
Name:
Title:

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